Exhibit 99.1

Dyax Corp. Appoints Dr. Abbie Celniker to Board of Directors

BURLINGTON, Mass.--(BUSINESS WIRE)--May 12, 2015--Dyax Corp. (NASDAQ: DYAX), a biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs, today announced the appointment of Abbie Celniker, Ph.D., to its Board of Directors.

“Abbie brings nearly three decades of business and scientific leadership in the biotechnology and pharmaceutical industries to Dyax, with a proven track record of successfully developing and commercializing life science products," said Henry E. Blair, Chairman of Dyax's Board of Directors. “Her expertise in advancing late-stage protein therapeutic discovery and development programs will provide the Board with a new and valued perspective as we develop DX-2930 and build our internal pipeline. We are delighted to welcome her to Dyax’s Board.”

“I look forward to working alongside the Board and management team to help Dyax develop and expand its internal pipeline,” commented Dr. Celniker.

Dr. Celniker currently serves as the President and Chief Executive Officer of Eleven Biotherapeutics, where she also serves on its Board of Directors. Prior to joining Eleven Biotherapeutics, she served as the Executive Vice President, Translational Medicine of Alexion Pharmaceuticals, Inc. From 2008 to 2011, Dr. Celniker served as the President and Chief Executive Officer and as a member of the Board of Directors of Taligen Therapeutics, Inc. which was ultimately acquired by Alexion Pharmaceuticals. Previously, Dr. Celniker served as Global Head of Biologics at Novartis AG, Senior Vice President of Research and Development Strategy and Operations at Millennium Pharmaceuticals, Inc. and as Vice President Protein Technologies at the Wyeth Research facilities in Cambridge, Massachusetts.

Dr. Celniker has served as Chair of ImaginAb, a privately held biotechnology company and is currently Vice Chair of MassBio, a not for profit trade organization for biotechnology in the Commonwealth of Massachusetts. Dr. Celniker holds a B.A. in Biology from the University of California, San Diego, and a Ph.D. in Molecular Biology from the University of Arizona.

About Dyax
Dyax is a biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company is developing DX-2930, a fully human monoclonal antibody, for the prevention of hereditary angioedema (HAE) attacks. In March 2015, the Company reported positive safety, pharmacokinetic, biomarker and proof-of-concept efficacy results from its Phase 1b clinical trial of DX-2930 in HAE patients. Additionally, Dyax markets KALBITOR® (ecallantide) for the treatment of acute attacks of HAE in patients 12 years of age and older.

Both DX-2930 and KALBITOR were identified using Dyax's proprietary phage display technology. Dyax has broadly licensed this technology under its Licensing and Funded Research Portfolio (LFRP). The current portfolio includes one FDA approved product, Eli Lilly and Company’s CYRAMZA® (ramucirumab), for which Dyax receives royalties, and multiple product candidates in various stages of clinical development for which the Company is eligible to receive future milestones and/or royalties.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer
This press release contains forward-looking statements. Statements that are not historical facts are based on Dyax's current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of risks, uncertainties and assumptions involved in any future projections. There are many factors that could cause actual results to differ from these forward-looking statements, including: risks and uncertainties relating to the clinical development and regulatory approval of DX-2930; Dyax's dependence on the expertise, effort, priorities and contractual obligations of third parties in the development of DX-2930 and in the marketing, sales and distribution of KALBITOR; competition from new and existing treatments for HAE; the uncertainty of patent and intellectual property protection relating to DX-2930, KALBITOR and the LFRP; Dyax's dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether one or more product candidates in the LFRP will achieve development and regulatory milestones and be commercialized and generate royalties; uncertainties regarding Lilly's ability to successfully market CYRAMZA for the treatment of advanced gastric cancer, non-small lung cancer and colorectal cancer; and other risk factors described or referred to in Item 1A, "Risk Factors" in Dyax's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.
CYRAMZA is a trademark owned by or licensed to Eli Lilly and Company, its subsidiaries, or affiliates.

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Director, Investor Relations
and Corporate Communications
jrobinson@dyax.com